Exhibit 10.33

ADDENDUM TO THE MARCH 8, 2006 EMPLOYMENT AGREEMENT

BETWEEN ORCHID CELLMARK INC. AND THOMAS A. BOLOGNA

THIS ADDENDUM (the “Addendum”) is made and entered into this 8th day of December, 2006 by and between Orchid Cellmark Inc. (“Company”) and Thomas A. Bologna (“Executive”);

WHEREAS, Paragraph 3(c)(ii) of the March 8, 2006 Employment Agreement (the “Employment Agreement”) between the Company and Executive provides that within six (6) months of the Commencement Date, the Company and Executive shall agree upon written performance goals pursuant to such paragraph, and that the Company will grant and deliver to Executive 100,000 shares of common stock of the Company, at no cost to Executive, on the first business date that (A) the Executive achieves said performance goals, and (B) there is an open window in which executives of the Company are permitted to sell stock;

WHEREAS, on November 17, 2006 the Compensation Committee of the Company’s Board of Directors determined that Executive’s performance since he joined the Company had exceeded any goals that the Company would have proposed under Paragraph 3(c)(ii) of the Employment Agreement;

WHEREAS, on November 17, 2006 the Compensation Committee of the Company’s Board of Directors resolved that the Company was authorized to enter into discussions with Executive to amend his Employment Agreement to grant him 100,000 shares of Company Common Stock as contemplated under the Employment Agreement without establishing specific goals for such grant and to provide that such grant be made prior to December 15, 2006, the last day of the open window period in which executives of the Company are permitted to sell stock; that the Company was authorized to enter into an amendment to the Employment Agreement consistent with the intent of such resolution; and that the officers and/or directors of the Company were authorized to execute and deliver agreements to effect the foregoing in the name and on behalf of the Company;

WHEREAS, the Grant Date (defined below) occurs within an open window in which executives of the Company are permitted to sell stock;

WHEREAS, Paragraph 8(c) of the Employment Agreement provides that the terms and provisions of the Agreement may be modified or amended only by written agreement executed by the parties thereto;

NOW, THEREFORE, the undersigned parties agree as follows:

That Paragraph 3(c)(ii) of the Employment Agreement be deleted and replaced in its entirety with the following, and that as of the signing of this Addendum, the original paragraph in the Employment Agreement will expire, and the following paragraph will take its place and have full force and effect:

(ii) Grant Of Common Stock. On December 14, 2006 (the “Grant Date”), in accordance with the Addendum between them dated December 8, 2006, the Company will issue to the Executive One Hundred Thousand (100,000) shares of the Company’s Common Stock at a purchase price per share of zero dollars and zero cents ($0.00).

IN WITNESS WHEREOF, the undersigned parties have executed this Addendum as a sealed instrument, and as of the date and year first above-written:

ORCHID CELLMARK INC.		THOMAS A. BOLOGNA

By:	/s/ George Poste	/s/ Thomas A. Bologna
Its:	Chairman, Board of Directors	Dated:	December 12, 2006

Dated: 8 December 2006